EXHIBIT 11
                    COMPUTATION OF EARNINGS PER SHARE

                                Three Months Ended  Six Mon Ended
                                      December 31,  December 31,
                                    1994      1993    1994   1993

Primary:
Net Income                         $        $ 2,190  $     $6,077

Weighted average number of
  common shares outstanding                   8,397         8,411

Add:
Dilutive effect of outstanding
     options, as determined by the
     application of the treasury
     stock method using the average
     market price of the Company's
     common stock                                302            302

Weighted average number of common
     and common equivalent shares              8,699          8,713

Primary earnings per share         $        $    .25 $      $   .70

Fully diluted:

Weighted average number of common
     and common equivalent shares              8,699          8,713

Add:
Additional dilutive effect of
     outstanding options, as
     determined by the application
     of the treasury stock method
     using the quarter end market
     price of the Company's common
     stock                                        31             30

Weighted average number of common
     shares fully diluted                      8,730          8,743

Fully diluted earnings per share $        $          $      $   .70

*Not presented in Financial Statatements since dilutive effect is less than 3%.